Exhibit 99.1

For Immediate Release	Contact: Frank Paci
November 20, 2008	(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER

AND FISCAL 2008 FINANCIAL RESULTS

Sanford, North Carolina, November 20, 2008 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and year ended September 25, 2008.

Total revenues for the fourth quarter were approximately $2.5 billion, a 24.5% increase from the corresponding period a year ago. Net income was $22.9 million, or $1.03 per share on a diluted basis, up sharply from $5.6 million, or $0.25 per share, in last year’s fourth quarter. EBITDA for the fourth quarter was $87.4 million, up 49.5% from $58.5 million a year ago.

For the full fiscal year, total revenues were approximately $9.0 billion, a 30.2% increase from $6.9 billion in fiscal 2007. Net income for the year was $31.8 million, up 18.9% from $26.7 million last year. Diluted earnings per share were $1.43 for the year, up 22.2% from $1.17 a year ago. EBITDA for fiscal 2008 was $247.2 million, up 15.5% from $214.0 million in fiscal 2007.

Chairman and Chief Executive Officer Peter J. Sodini said, “We are pleased to be able to deliver improved operating results for the fourth quarter and for fiscal 2008. As gas margins improved with the dramatic pullback in oil prices, we were able to fully leverage the aggressive actions we took throughout the year to reduce operating costs. Our strong fourth quarter results, together with our capital spending reductions during the year, enabled us to deliver free cash flow of approximately $55 million for fiscal 2008. The retail environment clearly remains challenging, but with our ample liquidity and improved profitability, we believe we are well-positioned to again consider strategic ‘tuck-in’ acquisitions in our regional markets that we believe will be accretive for our shareholders.”

Merchandise revenues for the fourth quarter declined 0.7% overall and 2.5% on a comparable store basis from last year’s fourth quarter. The merchandise gross margin was 34.7%, compared with 37.0% a year ago, primarily reflecting increased LIFO charges due to higher inflation factors. Total merchandise gross profit for the quarter was $149.7 million, down 7.0% from the corresponding period a year ago.

For the full year, merchandise revenues totaled approximately $1.64 billion, up 3.9% overall and down 1.7% in comparable stores. The merchandise gross margin for the year was 36.4%, compared with 37.2% in fiscal 2007. Total merchandise gross profit for fiscal 2008 was $595.1 million, a 1.6% increase from the corresponding period a year ago.

Retail gasoline gallons sold in the quarter were down 4.7% overall and 6.8% on a comparable store basis. Retail gasoline revenues rose 33.1%, reflecting a 39.5% increase in the average retail price per gallon to $3.85. The retail gross margin for the quarter was 19.2 cents per gallon or 5.0% of gasoline revenue, compared with 10.5 cents or 3.8% a year ago.

Retail gasoline gallons sold for the year were approximately 2.1 billion, up 3.5% overall and down 4.4% in comparable stores. The retail gross margin was 12.4 cents per gallon or 3.6% of gasoline revenue, compared with 10.9 cents or 4.3% in fiscal 2007. Gasoline gross profit for the year totaled $263.0 million, up 17.0%.

As of September 25, 2008, the Company had $217 million of cash and cash equivalents, with an additional $132 million available under its revolving credit facility.

The Company also announced the following initial guidance ranges for its expected fiscal 2009 performance (excluding potential acquisitions):

•	Merchandise revenues – $1.60 billion to $1.66 billion;
•	Retail gasoline sales – 2.0 billion to 2.1 billion gallons;
•	Merchandise gross margin – 36.0% to 36.6%;
•	Retail gasoline gross margin – 12.5 cents to 15 cents per gallon;
•	Store operating and general and administrative expenses – $620 million to $630 million;

•	Depreciation & amortization - $105 million to $110 million;
•	Interest expense – $85 million to $90 million.

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, November 20, 2008 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until November 27, 2008.

Use of Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income before interest expense, net, loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results presented in accordance with GAAP.

Free Cash Flow

Free cash flow is defined by the Company as net cash provided by operating activities less net capital expenditures, excluding all acquisitions. Free cash flow is not a measure of cash flows under GAAP and should not be used as a substitute for GAAP-based cash flow measures. The Company has included information concerning free cash flow because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Free cash flow does not give effect to cash used to service the Company’s debt and lease finance obligations. Any measure that excludes debt service and lease finance obligations has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions. Due to these limitations, the Company uses free cash flow only in addition to and in conjunction with cash flows presented in accordance with GAAP.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these measures with non-GAAP financial measures having the same or similar names used by other companies. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2008 of approximately $9.0 billion. As of November 13, 2008, the Company operated 1,653 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Company’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the current global financial crisis and uncertainty in global economic conditions; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on

Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of November 20, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 25, 2008	September 27, 2007

Assets
Cash and cash equivalents	$ 217,188	$ 71,503
Receivables, net	109,050	84,445
Inventories	132,248	169,647
Other current assets	27,551	25,256
Total current assets	486,037	350,851

Property and equipment, net	990,916	1,025,226
Goodwill, net	627,653	584,336
Other	64,124	69,026

Total assets	$ 2,168,730	$ 2,029,439

Liabilities and shareholders' equity
Current maturities of long-term debt	$ 27,385	$ 3,541
Current maturities of lease finance obligations	5,322	5,348
Accounts payable	171,216	192,228
Other accrued liabilities	121,154	115,840
Total current liabilities	325,077	316,957

Long-term debt	819,115	746,749
Lease finance obligations	459,711	452,609
Deferred income taxes	90,708	74,667
Deferred vendor rebates	20,875	23,937
Other	63,385	60,692
Total shareholders' equity	389,859	353,828

Total liabilities and shareholders' equity	$ 2,168,730	$ 2,029,439

The Pantry, Inc.
Reconciliations of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Twelve Months Ended
	September 25, 2008	September 27, 2007	September 25, 2008	September 27, 2007

Adjusted EBITDA	$ 75,522	$ 47,366	$ 201,094	$ 178,097
Payments made for lease finance obligations	11,916	11,133	46,137	35,889
EBITDA	87,438	58,499	247,231	213,986
Interest expense, net and loss on extinguishment of debt	(22,338)	(22,738)	(87,593)	(74,411)
Depreciation and amortization	(27,647)	(27,042)	(108,327)	(95,887)
Income tax expense	(14,508)	(3,117)	(19,528)	(16,956)
Net income	$ 22,945	$ 5,602	$ 31,783	$ 26,732

Adjusted EBITDA	$ 75,522	$ 47,366	$ 201,094	$ 178,097
Payments made for lease finance obligations	11,916	11,133	46,137	35,889
EBITDA	87,438	58,499	247,231	213,986
Interest expense, net	(22,338)	(22,738)	(87,593)	(74,411)
Income tax expense	(14,508)	(3,117)	(19,528)	(16,956)
Stock compensation expense	776	928	3,321	3,657
Changes in operating assets and liabilities	3,179	17,240	(6,410)	8,268
Non-cash loss on extinguishment of debt	-	-	-	2,212
Other	11,718	(2,438)	20,483	3,880
Net cash provided by operating activities	$ 66,265	$ 48,374	$ 157,504	$ 140,636

Net cash used in investing activities	$ (13,044)	$ (47,910)	$ (115,513)	$ (528,723)

Net cash provided by financing activities	$ 2,102	$ (7,103)	$ 103,694	$ 339,196

Twelve Months Ended
September 25, 2008

Free cash flow	$55,464
Additions to property and equipment	109,496
Proceeds from sale of property	(7,456)
Net cash provided by operating activities	$157,504